Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NAVIGATOR HOLDINGS LTD.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

FIRST:	The name of the Corporation shall be: Navigator Holdings Ltd.

SECOND:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporation Act (the “BCA”).

THIRD:	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc. However, the Board of Directors may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

FOURTH:	The aggregate number of shares that the Corporation is authorized to issue is four hundred forty million (440,000,000) registered shares with a par value of one cent (US $0.01), consisting of four hundred million (400,000,000) common shares with a par value of one cent (US $0.01) (“Common Shares”) and forty million (40,000,000) preferred shares with a par value of one cent (US $0.01) (the “Preferred Shares”). Shares of the Corporation belonging to the Corporation or to another entity, if a majority of the shares entitled to vote in the election of directors of such other entity is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

(a)	Preferred Shares. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Preferred Shares are as follows:

The Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued Preferred Shares, for series of the Preferred Shares. The Board of Directors has authority to fix, by resolution or resolutions, without shareholder consent, the following provisions of the Preferred Shares:

(i)	the designation of such series and the number of shares that constitute such series, which the Board of Directors may increase or decrease, but not below the number of shares then outstanding;

(ii)

whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights (which may be special voting rights), whether the shares of such series shall have one vote per share or more or less than one vote per share, whether the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of shares of the Corporation), whether all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted and the relation which such voting rights shall bear to the voting rights of any other class or any other series of this class;

(iii)	the annual dividend rate (or method of determining such rate), if any, payable on such series, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board of Directors, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Shares or any other class of shares or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, the conditions and the dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or any other series of this class;

(iv)	whether dividends on the shares of such series shall be cumulative and, in the case of shares of a series having cumulative dividend rights, the date or dates (or method of determining the date or dates) from which dividends on the shares of such series shall be cumulative;

(v)	whether the shares of such series shall be subject to redemption in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events and, if so, the times, the prices therefor (in cash, securities or other property or a combination thereof) and any other terms and conditions of such redemption;

(vi)	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of the shares of such series;

(vii)

whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof, including the price or prices (in cash, securities or other property or a combination thereof), the period or periods within which and any other terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to the operation of such retirement or sinking fund;

(viii)	whether the shares of such series shall be convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the happening of a specified event, shares of any other class or of any other series of this class or any other securities or property of the Corporation or any other entity, and, if so, the price or prices (in cash, securities or other property or a combination thereof) or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(ix)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Shares, any other series of the Preferred Shares or any other class of shares;

(x)	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional shares, including additional shares of such series or of any other series of the Preferred Shares or of any other class of shares; and

(xi)	any other powers, preferences or rights, or any qualifications, limitations or restrictions thereof as determined by the Board of Directors.

Except as otherwise provided by such resolution or resolutions of the Board of Directors, (A) all Preferred Shares shall be of equal rank and (B) shares of any one series of the Preferred Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Except as otherwise provided by such resolution or resolutions of the Board of Directors, all Preferred Shares that are converted, redeemed, repurchased, exchanged or otherwise acquired by the Corporation shall be cancelled and retired and shall not be reissued.

Except as otherwise required by applicable law or provided in a statement of designation establishing the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions of the relevant series, holders of Common Shares, as such, shall not be entitled to vote on any amendment of these Second Restated Articles of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Shares, to vote thereon as a separate class pursuant to these Second Restated Articles of Incorporation or pursuant to the BCA as then in effect.

(b)	Options, Warrants and Other Rights. The Board of Directors is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or of any other entity, including any authorized class or series of shares of the Corporation or of any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of Directors and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

(i)	adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any person of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(ii)	restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a person, or invalidating or voiding such options, warrants or other rights held by any such person or transferee; and

(iii)	permitting the Board of Directors (or certain directors who are designated by the Board of Directors) to redeem, repurchase, terminate or exchange such options, warrants or other rights.

This paragraph shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

(c)	Preemptive and Similar Rights. Except as otherwise provided in a statement of designation establishing the terms of a series of Preferred Shares, no holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury shares of the Corporation, or any other share of any class or series of the Corporation’s shares to be issued because of an increase in the authorized shares of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. However, the Board of Directors may issue or dispose of, as applicable, any such unissued or treasury shares, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board of Directors may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

FIFTH:	The Corporation shall have every power that a corporation now or hereafter organized under the BCA may have.

SIXTH:	There shall be a minimum of two (2) directors and a maximum of fifteen (15) directors who shall constitute the Board of Directors of the Corporation. The number of directors constituting the Board of Directors shall be fixed from time to time by the Board of Directors. Except as otherwise provided by law or in this Article SIXTH, the directors of the Corporation shall be elected at each annual meeting of shareholders. Except as otherwise provided by law or in this Article SIXTH, each director shall be elected to serve until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. No decrease in the number of directors shall shorten the term of any incumbent director. The directors need not be residents of the Marshall Islands or shareholders of the Corporation. Corporations may, to the extent permitted by law, be elected or appointed directors.

Except as otherwise provided in this Article SIXTH, no director may be removed except both for cause and with the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors.

Subject to the following sentence, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of shares or series thereof are expressly entitled by these Second Restated Articles of Incorporation to fill) shall be filled by, and only by, a vote of not less than the majority of the directors then in office, although less than a quorum, or by the sole remaining director. The immediately foregoing sentence shall not derogate from the obligation of the Corporation under Section 2.1(b) of the Investor Rights Agreement, dated November 5, 2013 (as it may be amended, the “Investor Rights Agreement”), to use its reasonable efforts to cause any vacancy resulting by a cessation of any Board Designee (as hereinafter defined) to be filled by another designee designated by WL Ross & Co. LLC (“WLR”). “Board Designee” means any designee nominated by WLR to serve as a director of the Corporation; provided, however, that (i) until the date WLR and the persons signing the Investor Rights Agreement as “Investors” on the signature page thereto (the “WLR Group”) cease to Beneficially Own (as defined therein) at least 937,500 Common Shares, WLR will be entitled to designate one Board Designee and (ii) until the date the WLR Group ceases to Beneficially Own at least 3,750,000 Common Shares, WLR will be entitled to designate two Board Designees. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Shares shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number otherwise fixed pursuant to resolution of the Board of Directors. Notwithstanding the foregoing, except as otherwise provided in the terms of such class or series, (i) the term of the directors elected by such holders voting separately as a class shall expire at the next annual meeting of shareholders and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote separately as a class in an election of such directors.

Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.

SEVENTH:	To the fullest extent that the BCA or any other law of the Marshall Islands as it exists, or as it may hereafter be amended, permits the limitation or elimination of the liability of directors and officers of a corporation, no director or officer of the Corporation shall have personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment or repeal of this paragraph shall apply or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

The Corporation shall indemnify, to the fullest extent now or hereafter permitted or required by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, manager, trustee or in any other capacity for another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Corporation to procure judgment in its favor by reason of the fact that the person is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, manager, trustee or in any other capacity for another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action, suit or proceeding, if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article SEVENTH or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Any indemnification of a present or former director or officer of the Corporation under this Article SEVENTH (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in this Article SEVENTH. Any such determination shall be made with respect to a person who is a director or officer at the time of the determination:

(i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of the entire Board; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in writing; or (iv) by the shareholders.

To the extent permitted by law, unless the Board of Directors otherwise determines in a specific case, expenses, including attorneys’ fees, incurred by a person who is a director or officer of the Corporation at the time in defending a civil or criminal or administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Board of Directors may authorize the Corporation’s legal counsel to represent a present or former director or officer of the Corporation in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in any such capacity at any time while these provisions as well as the relevant provisions of the BCA are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such director or officer.

The rights to indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, insurance policy, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may enter into an agreement with any of its directors or officers, providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of expenses created by this Article SEVENTH.

If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each present or former director or officer as to costs, charges and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, manager, trustee or in any other capacity to another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

EIGHTH:	If a meeting of shareholders is adjourned for lack of quorum on two successive occasions, at the next and any subsequent adjournment of the meeting there must be present either in person or by proxy shareholders of record holding at least forty-percent (40%) of the issued and outstanding shares entitled to vote at such meeting in order to constitute a quorum.

NINTH:	The Board of Directors is expressly authorized to make, alter, amend or repeal bylaws of the Corporation with, notwithstanding any other provisions of these Second Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by these Second Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of not less than a majority of the directors then in office.

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